UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2016 (November 25, 2016)
____________________________________________________________
TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 25, 2016, TerraForm Power Operating, LLC (“Terra Operating LLC”), a subsidiary of TerraForm Power, Inc. (the “Company”), entered into a waiver agreement (the “Waiver Agreement”) with requisite lenders under the Credit and Guaranty Agreement dated as of January 28, 2015 (as amended, the “Revolver”).  The Waiver Agreement extended the deadline for delivery of certain financial information with respect to the third quarter of 2016 to January 1, 2017 and waived Terra Operating LLC’s obligation to comply with the debt service coverage ratio and leverage ratio financial covenants of the Revolver with respect to such quarter and the requirement to certify compliance with those covenants. If Terra Operating LLC failed to deliver the financial information with respect to the third quarter of 2016, its financial statements and accompanying audit report with respect to fiscal year 2015 and certain other related information by January 1, 2017, the waiver would expire and an event of default would occur under the Revolver. Failure to deliver certain summary financial information with respect to the third quarter of 2016 by  December 21, 2016 would also result in an event of default under the Revolver. In connection with the Waiver Agreement, Terra Operating LLC made a prepayment of the revolving loans outstanding under the Revolver in an aggregate amount equal to $30,000,000 and permanently reduced the revolving commitments and borrowing capacity under the Revolver by that amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

Date: December 1, 2016	By:	/s/ Rebecca Cranna
	Name:	Rebecca Cranna
	Title:	Executive Vice President and Chief Financial Officer